Exhibit 99.1

Company Contact: Nicholas R. Schacht President and CEO (703) 709-9119 nick_schacht@learningtree.com

LEARNING TREE ANNOUNCES SECOND QUARTER FISCAL YEAR 2009 RESULTS

Reston, VA — May 12, 2009 - Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its second quarter and first six months of fiscal year 2009, which ended April 3, 2009. Revenues for the quarter ended April 3, 2009 were $30.5 million, a 22% decrease from the same quarter of the prior fiscal year. Learning Tree reported a loss from operations for the quarter of $2.5 million, compared to income from operations $0.7 million for the same quarter of the prior fiscal year. The net loss for the second quarter of fiscal 2009 was $1.4 million, compared with net income of $1.3 million for the second quarter of fiscal 2008. Loss per share for the second quarter of fiscal 2009 was $0.09, compared with earnings per share of $0.08 for the same quarter of the prior fiscal year.

Revenues for the first six months of Learning Tree’s fiscal year 2009 were $68.5 million, a decrease of 24% compared with $90.1 million for the first six months of fiscal year 2008. Income from operations for the first six months of fiscal year 2009 was $0.2 million, compared with $9.2 million for the same period of the prior fiscal year. Net income for the first six months of fiscal 2009 was $0.5 million, compared to net income of $7.2 million for the same period in fiscal year 2008. Earnings per share for the first six months of fiscal year 2009 were $0.03, compared to $0.44 for the same period in the prior fiscal year.

“Our performance in our second quarter exceeded our earlier expectations,” commented Learning Tree President and CEO Nicholas R. Schacht. “We achieved this through slightly higher-than-expected sales volumes late in the quarter, together with some of the results of our cost-saving initiatives which we realized more quickly than we had previously anticipated. We believe we have now adjusted our operations to be consistent with our current levels of business, and we are working to maintain and grow our revenues in a challenging business environment.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to managers and IT professionals in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss second quarter results is scheduled at 4:30 pm EDT May 12, 2009. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 3, 2009	March 28, 2008	April 3, 2009	March 28, 2008
Revenues	$30,526	$39,236	$68,492	$90,126
Cost of revenues	14,398	17,709	30,715	38,040

Gross profit	16,128	21,527	37,777	52,086

Operating expenses:
Course development	1,977	2,574	4,188	4,646
Sales and marketing	8,846	10,519	17,957	21,062
General and administrative	7,766	7,745	15,421	17,211

Total operating expenses	18,589	20,838	37,566	42,919

Income (loss) from operations	(2,461)	689	211	9,167

Other income, net	344	1,518	722	2,439

Income (loss) before provision for income taxes	(2,117)	2,207	933	11,606
Provision (benefit) for income taxes	(756)	874	452	4,378

Net income (loss)	$(1,361)	$1,333	$481	$7,228

Earnings (loss) per share - basic	$(0.09)	$0.08	$0.03	$0.44

Earnings (loss) per share - diluted	$(0.09)	$0.08	$0.03	$0.44

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	April 3, 2009	October 3, 2008
Cash and cash equivalents	$37,040	$51,853
Available for sale securities	17,843	18,909
Accounts receivable, net	13,852	19,685
Prepaid expenses and other	7,319	8,372
Income tax receivable	1,333	2,475

Total current assets	77,387	101,294
Available for sale securities	20,875	23,440
Equipment, long-term investments and other	43,011	47,690

Total assets	$141,273	$172,424

Accounts payable and accrued liabilities	$16,545	$22,353
Deferred revenues	40,832	47,712

Total current liabilities	57,377	70,065
Other	14,485	15,961

Total liabilities	71,862	86,026

Stockholders’ equity	69,411	86,398

Total liabilities and stockholders’ equity	$141,273	$172,424